CONTACT:	NEWS RELEASE

John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE

513-852-7085 (office) or 513-382-7615 (cell)	July 29, 2015

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2015 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2015. The FHLB expects to file its second quarter 2015 Form 10-Q with the Securities and Exchange Commission on or about August 6, 2015.
Operating Results and Profitability

▪
For the second quarter, net income was $64 million and return on average equity (ROE) was 5.10 percent. This compares to net income of $61 million and ROE of 5.00 percent for the same period of 2014. For the first six months of 2015, net income was $125 million and ROE was 5.04 percent, compared to net income of $118 million and ROE of 4.75 percent for the same period of 2014.

▪	The higher net income and ROE in both comparison periods resulted primarily from an increase in net interest income due to higher average balances on Advances and mortgage loans.
Balance Sheet Highlights

▪
Total assets at June 30, 2015 were $99.8 billion, which was a decrease of $6.8 billion (six percent) from year-end 2014. Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $98.0 billion at June 30, 2015, an increase of $2.7 billion (three percent) from year-end 2014.

▪	The balance of investments at June 30, 2015 was $20.8 billion, a decrease of $5.2 billion (20 percent) from year-end 2014.

▪
Capital adequacy substantially exceeded all minimum regulatory requirements. On June 30, 2015, GAAP capital stood at $5.0 billion, an increase of $0.1 billion (two percent) from year-end 2014. The GAAP and regulatory capital-to-assets ratios were 5.06 percent and 5.14 percent, respectively, at June 30, 2015.

Housing and Community Investment

▪
The FHLB contributed $7 million in the second quarter of 2015 and $14 million in the first six months of 2015 to the Affordable Housing Program (AHP) pool of funds to be awarded to members in 2016. Since the AHP's inception, the FHLB has awarded $555 million in subsidies towards the creation of over 72,000 units of affordable housing.

Dividend
The FHLB paid its stockholders a cash dividend on June 18, 2015 at a 4.00 percent annualized rate, which was 3.72 percentage points above the second quarter average 3-month LIBOR.

# # #
The Federal Home Loan Bank of Cincinnati is a AA+ rated regional wholesale cooperative bank. The FHLB raises private-sector capital from member-stockholders and, with 10 other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development. The FHLB has 693 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2015	December 31, 2014	Percent Change (2)
Total assets	$99,802	$106,640	(6)%
Advances (principal)	71,018	70,299	1
Mortgage loans held for portfolio (principal)	7,511	6,796	11
Total investments	20,811	26,007	(20)
Consolidated Obligations:
Discount Notes	48,263	41,232	17
Bonds	45,230	59,217	(24)
Total Consolidated Obligations	93,493	100,449	(7)
Mandatorily redeemable capital stock	65	63	3
Capital stock	4,335	4,267	2
Total retained earnings	729	689	6
Total capital	5,048	4,939	2
Regulatory capital (1)	5,129	5,019	2

Capital-to-assets ratio (GAAP)	5.06%	4.63%
Capital-to-assets ratio (Regulatory) (1)	5.14	4.71

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	Percent Change (2)	2015	2014	Percent Change (2)
Total interest income	$234	$226	3%	$459	$455	1%
Total interest expense	149	149	—	297	301	(1)
Net interest income	85	77	10	162	154	5
Reversal for credit losses	—	(1)	NM	—	(1)	NM
Non-interest income	5	7	(12)	14	10	36
Non-interest expense	19	17	14	37	34	9
Affordable Housing Program assessments	7	7	5	14	13	5
Net income	$64	$61	6	$125	$118	6

Return on average equity	5.10%	5.00%		5.04%	4.75%
Return on average assets	0.26	0.24		0.25	0.23
Net interest margin	0.34	0.30		0.32	0.31
Annualized dividend rate	4.00	4.00		4.00	4.00
Average 3-month LIBOR	0.28	0.23		0.27	0.23

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)
Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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